EXHIBIT 10.4
DATED JUNE 2007
COLLINS STEWART EUROPE LIMITED (1)
and
NORTHWEST BIOTHERAPEUTICS, INC. (2)
NOMINATED ADVISER AND BROKER AGREEMENT
relating to
NORTHWEST BIOTHERAPEUTICS, INC.
MORRISON | FOERSTER
a multinational partnership
CityPoint, One Ropemaker Street | London EC2Y 9AW
Tel: +44 20 7920 4000 | Fax: +44 20 7496 8500
www.mofo.com

 -i-

DATED June 2007
PARTIES:
(1)	COLLINS STEWART EUROPE LIMITED, a company incorporated in England and Wales with number 1774003 and whose registered office is at 88 Wood Street, London EC2V 7QR, United Kingdom (“Collins Stewart”); and

(2)	NORTHWEST BIOTHERAPEUTICS, INC. a company incorporated under the laws of the State of Delaware, United States and whose registered office is at 18701, 120th Avenue NE, Suite 101, Bothell, WA 98011, United States (“the Company”).
RECITALS
(A)	The Company is intending to seek admission to trading on the AIM market operated by London Stock Exchange plc of all of the shares of Common Stock of the Company, issued and to be issued.

(B)	Collins Stewart has agreed, on the terms set out in this Agreement, to act as nominated adviser and broker to the Company.
OPERATIVE PROVISIONS
1.	INTERPRETATION

1.1	For the purposes of this Agreement, a reference to a statutory provision includes a reference to:-
1.1.1	a statutory amendment, consolidation or re-enactment;

1.1.2	statutory instruments or subordinate legislation or orders made under the statutory provision; and

1.1.3	statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment but does not include a substituted provision.

1.2	In this Agreement reference to:
1.2.1	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

1.2.2	an individual includes, where appropriate, his personal representatives;

1.2.3	the singular includes a reference to the plural and vice versa; and

1.2.4	one gender includes all genders.
1.3	Unless otherwise stated, a reference to a Clause or Schedule is a reference to a clause of, or schedule to, this Agreement and a reference to this Agreement includes its Schedule.

1.4	Clause headings in this Agreement and in the Schedule are for ease of reference only and do not affect its construction.

1.5	In this Agreement the expression “business day” shall mean a day, other than a Saturday or Sunday, on which banks are ordinarily open for business in London and Bothell, Washington, United States.

2.	CONDITION

2.1	The obligations of the parties under this Agreement are conditional upon the admission of the entire issued and to be issued share capital of the Company to trading on the AIM market (“AIM”) operated by London Stock Exchange plc (the “London Stock Exchange”) becoming effective (“Admission”) pursuant to Rule 6 of the AIM Rules for Companies published from time to time by the London Stock Exchange (the “AIM Rules”).

2.2	If the condition in Clause 2.1 shall not have been fulfilled by 22 June 2007 (or such later date as Collins Stewart and the Company may agree but in any event not later than 31 July 2007), this Agreement and the obligations under or pursuant to this Agreement shall cease and determine and no party shall have any claim against the other under or pursuant to this Agreement except that the Company shall pay all reasonable costs, charges and expenses incurred by Collins Stewart, up to a maximum amount of £15,000 payable on demand, for Collins Stewart to make relevant compliance checks on Directors, shareholders and other senior employees of the Company as it considers necessary.

3.	TERM

3.1	The Company hereby agrees to retain Collins Stewart as its nominated adviser and broker for a period of twelve months commencing on the date of Admission (the “Commencement Date”) and shall continue thereafter unless and until terminated by the Company or Collins Stewart giving to the other not less than three months prior written notice provided that such notice shall expire on or after the expiry of the initial twelve month period.

3.2	Notwithstanding the foregoing:-
3.2.1	Collins Stewart shall be entitled to resign as nominated adviser and/ or broker at any time (whereupon this Agreement shall terminate forthwith) if:-
(a)	the Company is in material breach of its obligations under this Agreement or under the AIM Rules or any other agreement, covenant, warranty or undertaking given to Collins Stewart, the London Stock Exchange or any other regulatory authority; or

(b)	any representation or warranty made to Collins Stewart by or on behalf of the Company in or in connection with this Agreement or any other agreement between the Company and Collins Stewart is untrue, inaccurate or misleading in any material respect;
3.2.2	the Company shall be entitled to terminate this Agreement forthwith by notice in writing to Collins Stewart if:
(a)	Collins Stewart is in material breach of its obligations under this Agreement; or

(b)	Collins Stewart is adjudged not to be fit and proper to conduct investment business by any regulatory authority or is removed from the list of nominated advisers maintained by the London Stock Exchange;
3.2.3	this Agreement shall terminate forthwith if the Company or Collins Stewart becomes insolvent or has any winding-up, receivership or administrative order made in respect of it, or makes or seeks to make any arrangement with its creditors or passes a resolution for its winding-up or a petition is presented for its winding-up or administration;

3.2.4	this Agreement shall terminate forthwith if the Company’s shares cease to be admitted to trading on AIM save in circumstances where the Company’s shares are suspended from trading, provided that, in the opinion of Collins Stewart (acting reasonably) it is likely that the Company’s shares will be re-admitted to trading within two months of such suspension; and

3.2.5	Collins Stewart shall be entitled to resign, at its sole discretion, at any time on not less than 30 days’ prior written notice to the Company should it consider acting reasonably its name or reputation to be likely to be prejudiced by continuing as the Company’s nominated adviser and/or broker.
3.3	Termination of this Agreement for any reason whatsoever pursuant to this Clause 3 shall be without prejudice to and shall not be by way of limitation of any claims otherwise available to any party arising out of the antecedent breach of this Agreement by any other party.

4.	FEES

4.1	The Company shall pay to Collins Stewart for its services under this Agreement an annual fee (the “Fee”) at the annual rate of £50,000, which amount shall be payable in quarterly instalments in advance, on 1 January, 1 April, 1 July and 1 October each year (the “Due Dates”) the first such instalment to be paid on the Commencement Date and shall be a pro rata payment from the date of Admission until the next Due Date. If this Agreement is terminated between Due Dates, Collins Stewart shall be entitled to retain only a pro-rated portion of the fees paid on the Due Date immediately preceding such termination (pro-rated for the period commencing with such Due Date and ending on the date the Agreement was terminated) and shall reimburse the Company for excess fees paid by the Company on such Due Date.

4.2	The Fee and all reasonable costs, charges and expenses referred to in Clause 4.1 shall be payable, in each case, in pounds sterling together with value added tax, if applicable.

4.3	Any payments made pursuant to this Clause 4 shall be for the performance of Collins Stewart’s services under this Agreement and shall be in addition to and shall not include any fees or commissions payable in connection with the proposed placing of shares in the Company by Collins Stewart (“Placing”) pursuant to the placing agreement of even date between (1) the Company, (2) the Directors, and (3) Collins Stewart, relating to the Placing (“Placing Agreement”) and Admission and any advice Collins Stewart may be engaged to provide on any specific transaction, position or situation on behalf of the Company.

5.	DUTIES OF THE NOMINATED ADVISER AND BROKER

5.1	Collins Stewart is responsible to the London Stock Exchange for advising and guiding the Company on its responsibilities under the AIM Rules. Collins Stewart will, as the Company’s nominated adviser, provide general advice to the Company and the Directors in relation to matters concerning the AIM Rules, and any changes thereto requirements of the London Stock Exchange and to other matters relevant to a company whose shares are traded on AIM as the Company may reasonably request from time to time and carry out the responsibilities of nominated adviser as set out in the AIM Rules for Nominated Advisers published from time to time by the London Stock Exchange (the “NOMAD Rules”). Any further advice required and requested by the Company from Collins Stewart in relation to any specific transactions or matters over and above such general advice shall be the subject of further specific fees to be agreed in advance between the Company and Collins Stewart in relation to each such specific transaction or matter.

5.2	Notwithstanding the generality of Clause 5.1, the responsibilities of Collins Stewart as nominated adviser will also, without limitation, include the following:

(a)	monitoring the trading activity in the shares and, in particular, reporting to the Company (where appropriate) if there is a substantial movement in the price of, or trading activity in, the shares;

(b)	advising on compliance with the requirements of, and liaising where necessary with, the AIM team of the London Stock Exchange;

(c)	being available at all times to advise and guide the Directors and the Company as to their respective responsibilities and obligations to ensure compliance, on an ongoing basis, with the AIM Rules;

(d)	providing to the London Stock Exchange such information in relation to the Company in such form and within such time limits as the London Stock Exchange may require;

(e)	reviewing regularly the Company’s actual trading performance and financial condition against any profit forecast, estimate or projection (whether or not the same has been made public by, or on behalf of, the Company) in order to assist the Company in determining whether a notification is necessary under Rule 17 of the AIM Rules;

(f)	providing guidance in respect of making press releases and other public and/or shareholder communications by the Company, as well as distributing approved press releases to the appropriate news services as and when required;

(g)	advising on and co-ordinating an appropriate investor liaison programme for the Company;

(h)	providing a periodic analysis of the make up of the Company’s share register;

(i)	assisting the Company in complying with the regulations of the London Stock Exchange (including the AIM Rules), and, if applicable, the FSA and the Takeover Panel;

(j)	informing the London Stock Exchange if it ceases to be the Nominated Adviser; and

(k)	abiding by the eligibility criteria (as set out in the NOMAD Rules) at all times.
5.3	Collins Stewart will, as the Company’s broker, carry out the responsibilities of its broker, including without limitation:
(a)	preparing and publishing research reports on the Company at such intervals as deemed appropriate by Collins Stewart and the Company (for example on the publication of results and the occurrence of significant events);

(b)	providing the Company with intelligence on its market place and its competitors and on acquisition, investment or other corporate opportunities and advising the Directors on such opportunities;

(c)	advising the Company on anticipated market reactions to new corporate initiatives including, for example, acquisitions, disposals and finance raising;

(d)	if requested, attend annual general meetings and extraordinary general meetings of the Company;

(e)	provide all the services specified from time to time in the AIM Rules or the rules of the London Stock Exchange as being the responsibility of a Broker;

(f)	provide such other assistance on such terms as Collins Stewart and the Company may agree in writing from time to time.
5.4	Collins Stewart will also, subject to receipt of the relevant documents from the Company and for so long as it remains the nominated adviser and broker of the Company, maintain a file (either in hard copy or electronically) relating to the Company, available at all times to the London Stock Exchange, containing the documents required to be available therein by the London Stock Exchange.

5.5	Collins Stewart shall release to a Regulatory Information Service all information received from the Company which is required to be announced under the AIM Rules within the time limits required subject to Collins Stewart having received the same in reasonable time to enable it to do so. Subject to the Company providing relevant information to Collins Stewart, Collins Stewart shall advise the Company on the information required to be transmitted to the London Stock Exchange and shall liaise with the London Stock Exchange on behalf of the Company.

6.	DUTIES OF THE COMPANY

6.1	The Company hereby undertakes to have due regard to all proper and reasonable advice given by Collins Stewart as a nominated adviser in relation to compliance with the AIM Rules.

6.2	The Company undertakes with Collins Stewart that it will at all times during the continuance of this Agreement promptly, subject to Clause 8.3:
6.2.1	provide Collins Stewart with such management information, including (without limitation) quarterly financial statements, as it may reasonably require to enable Collins Stewart to monitor the financial performance of the Company and without prejudice to Clause 6.2.4 below and give reasonable advance notice to Collins Stewart of any proposed announcement of profits or losses and dividends in respect of the shares of the Company;

6.2.2	provide Collins Stewart with copies of the audited consolidated financial statements of the Company and its subsidiaries (if any), approved by the Directors and the auditors for the time being of the Company, together with a draft Form 10-K of such results and provide Collins Stewart with copies of the Company’s Form 10-Q, in each case promptly upon their being available;

6.2.3	forthwith upon request, provide Collins Stewart with complete and accurate copies of all papers and other information laid before any board meeting and of the minutes of any board meeting;

6.2.4	to notify Collins Stewart in advance of and consult with Collins Stewart regarding any announcement of profits or losses or dividends in respect of any financial period of the Company and consult with Collins Stewart in advance of its release regarding any other information which is likely to materially affect the general character or nature of the business of the Company or is required to be announced under the AIM Rules or which may need to be made known to the investing public in order to enable the investing public to appraise the position of the Company to avoid the establishment of a false market in its securities provided that, for the avoidance of doubt, this Clause 6.2.4 shall not apply to any announcements or filings required to be made by the Company with the Securities and Exchange Commission or pursuant to US Federal securities laws generally;

6.2.5	to notify Collins Stewart in advance of, and consult with Collins Stewart at least four days (or, if it is not reasonably practicable to do so, such shorter period as is reasonably practicable) prior to the intended date of publication, proofs of the documents to be sent to holders of the Company’s securities relating to the matters referred to in Clause 6.2.4 above;

6.2.6	not enter into any commitment or agreement or arrangement or knowingly do or permit to be done any other act or thing which, in any such case, would give rise to any obligation to issue any share or loan capital of the Company or to grant any options to acquire shares of the Company (otherwise than under the share option schemes or plans of the Company in existence at the date hereof) or securities exchangeable or convertible into shares of the Company, without prior consultation with Collins Stewart save for the grant of options to employees of the Company in accordance with the rules of such option scheme;

6.2.7	notify Collins Stewart in advance of, and discuss with Collins Stewart, any matter which it may be necessary to make known to the investing public in order to avoid the establishment of a false and/or disorderly market in its securities;

6.2.8	forward to Collins Stewart for comment proofs of all documents to be sent to holders of any of the Company’s securities;

6.2.9	inform Collins Stewart of any proposed new directors and ensure that each such proposed new director completes a directors questionnaire and, if Collins Stewart deems appropriate in the circumstances, pay for Collins Stewart to carry out third party investigations on any proposed new director;

6.2.10	inform Collins Stewart forthwith upon becoming aware of any breach of the AIM Rules by the Company and/or any Director or a future director of the Company and to request the advice and guidance of Collins Stewart in relation to all matters relevant to the Company’s compliance with the AIM Rules;

6.2.11	maintain a code on directors’ and senior employees’ dealings in the form or substantially the form in place at Admission or otherwise required by the AIM Rules;

6.2.12	ensure that at all times one of the Directors or a future director of the Company or the Company Secretary shall be authorised by the Company and responsible (on behalf of the Company) for communicating with Collins Stewart with regard to all matters which are the subject of this Agreement; and

6.2.13	maintain a website in compliance with Rule 26 of the AIM Rules.
6.3	The Company represents and warrants to Collins Stewart that all information and documents relating to the Company disclosed or supplied by any of the Directors or the Company or any agent of any of them to Collins Stewart or its agents during the term of or in the course of the negotiations leading up to this Agreement, are or will be true and accurate in all material respects, and there is and will be no fact not disclosed which would render any such information or document untrue, inaccurate or misleading.

6.4	The Company shall provide Collins Stewart with all such information and documents as Collins Stewart may reasonably require to enable it to comply with its obligations to the London Stock Exchange under the AIM Rules and/or the NOMAD Rules including without limitation, and subject to Clause 9 any document or other information requested by Collins Stewart to make due and careful enquiry of, and exercise due skill and care in considering or satisfying, a particular matter (and to keep an appropriate record of the same) and supply and procure that each Director supplies, forthwith upon Collins Stewart requesting the same, complete and accurate copies of any document or any other information which Collins Stewart may require for the discharge of its duties under Rule 25 of the NOMAD Rules.

6.5	The Company shall comply with all obligations imposed on it or him (as the case may be), under the Financial Services and Markets Act 2000 (“FSMA”), the AIM Rules, the Prospectus Rules published by the Financial Services Authority from time to time (“Prospectus Rules”) and the Code on Takeovers and Mergers and all such other legislation or regulations as shall become applicable to a company whose share capital, or any part of it, is traded on AIM.

6.6	In addition to and without limiting any of the other obligations of the Company in this Agreement, the Company undertakes to Collins Stewart that they shall procure (so far as each is able) that a meeting (a “Compliance Meeting”) is held:
6.6.1	at the principal place of business of the Company from time to time or such other location as may be agreed in writing between the Company and Collins Stewart for the purposes of this Clause 6.6.1;

6.6.2	of which as much advance written notice as is reasonably practicable (being not less than five Business Days, where practicable) is given to Collins Stewart;

6.6.3	at which Collins Stewart shall be entitled to attend (either in person or by telephone, video conference facility or other similar electronic communication facility) and speak;

6.6.4	at least once every three months, provided that a Compliance Meeting shall be held on the date and time specified in written notice from Collins Stewart to the Company where Collins Stewart, having regard to its obligations under the NOMAD Rules, believes that a Compliance Meeting is required to be held at such other time;

6.6.5	at which at least two Executive Directors are present in person of which one must be either the Chief Executive Officer or the Chief Financial Officer;

6.6.6	at which each Director attends in person or by telephone at least once every six months;

6.6.7	at which the attendees of each Compliance Meeting:

(a)	review and consider, with all due care and attention, the compliance checklist in the form set out in Schedule 1 (the “Compliance Checklist”) and which may be updated from time to time by Collins Stewart;

(b)	complete the Compliance Checklist, providing as much information as the attendees reasonably consider should be made available to Collins Stewart to enable Collins Stewart to comply with its obligations under the NOMAD Rules;

(c)	resolve that the completed Compliance Checklist be approved by the relevant Compliance Meeting, be signed by a Director present and circulated to all the Directors and Collins Stewart;
6.6.8	a Director present certifies the completed Compliance Checklist as being true and accurate and signs the completed Compliance Checklist on behalf of all the attendees of the Compliance Meeting.
6.7	The parties agree that the form of the Compliance Checklist, which at the date of this Agreement is as set out in Schedule 1, is to include all such information as is desirable to be notified to Collins Stewart for the purposes of fulfilling its obligations under the NOMAD Rules. Accordingly, the parties agree that the form of the Compliance Checklist shall be amended by Collins Stewart from time to time to the satisfaction of Collins Stewart (in its absolute discretion) with the aim of ensuring (but without limiting the absolute discretion of Collins Stewart as to the form of the Compliance Checklist from time to time) that the Compliance Checklist requests all such information as is desirable to be notified to Collins Stewart for the purposes of fulfilling Collins Stewart’s obligations under the NOMAD Rules or such other rules, regulations or laws to which Collins Stewart is subject from time to time in connection with this Agreement.

6.8	The Company shall not during the term of this Agreement issue shares of preferred stock of the Company (the “Preferred Stock”) to the extent such issuance exceeds 20 per cent. of the then aggregate of the issued and outstanding shares of common stock of the Company (on a fully diluted basis taking into account all issued and outstanding warrants, options and other securities convertible into such shares of common stock) and the Preferred Stock, take together, without the affirmative of the holders of not less than a majority of the voting power of all outstanding stock of the Company.

7.	ADDITIONAL RIGHTS OF COLLINS STEWART

7.1	For the period during which Collins Stewart acts as the Company’s nominated adviser and/ or broker, the Company agrees that Collins Stewart shall have the right to attend (by telephone or other means) all meetings of the board of directors of the Company.

7.2	Collins Stewart shall, during the period of twelve months from the date of Admission, be afforded an opportunity to propose its services on the same basis as other investment banks or financial advisers, to act as the Company’s placing agent and/or underwriter and/or adviser on any debt or equity financings conducted within the United Kingdom, whether public or private, on terms to be negotiated between Collins Stewart and the Company, whether institutional or from a strategic corporate partner. Notwithstanding the foregoing, this clause 7.2 shall not apply to partnering, co-development or other strategic transactions of the Company.

7.3	Collins Stewart shall, during the period of twelve months from the date of Admission, be afforded an opportunity to propose its services on the same basis as other investment banks or financial advisers, to act as the Company’s financial adviser in relation to any extraordinary corporate transaction (M&A, partnering or other strategic transaction, etc.) that the Company may undertake in the United Kingdom.

8.	CONFLICTS OF INTERESTS AND DUTIES

8.1	The Company acknowledges that the London Stock Exchange regards a nominated adviser as owing certain duties solely to the London Stock Exchange and agrees that if at any time a conflict arises between the duties of Collins Stewart to the Company and the duties of Collins Stewart to the London Stock Exchange, Collins Stewart shall, after reasonable consultation with the Company, be entitled to act so as to fulfil its obligations to the London Stock Exchange without incurring any liability to the Company arising out of such action. Collins Stewart agrees it will act reasonably to mitigate loss to the Company as a result of such conflict.

8.2	Neither Collins Stewart nor any director, officer, adviser, shareholder, partner or employee of Collins Stewart or part undertaking or subsidiary of Collins Stewart (a “Relevant Person”) will have any duty to disclose to the Company any information which comes to their notice in the course of carrying on any other business or as a result of, or in connection with, the provision of services to other persons. The Company acknowledges and agrees that Collins Stewart and Relevant Persons may be prohibited from disclosing, or it may be inappropriate for them to disclose, information to the Company even if it relates to the Company.

8.3	The Company undertakes that no information will be supplied to Collins Stewart in breach of any duty of confidentiality (whether contractual or arising at common law) owed by the Company to any third party.

9.	CONFIDENTIALITY

9.1	Except as required by law or regulation, each of Collins Stewart and the Company undertakes to keep confidential any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession and not to use any such information for any purposes other than that for which it was provided unless such information:
9.1.1	is already in the public domain; or

9.1.2	comes into the public domain (otherwise than by breach by the party disclosing the information); or

9.1.3	is already held by the party disclosing the information and is not subject to a duty of confidentiality; or

9.1.4	has been or is obtained by the party disclosing the information from a third person who, insofar as is known to that party, is not prohibited from transmitting the information to that party by a contractual, legal or fiduciary obligation to the other party.
9.2	The Company acknowledges and accepts that Collins Stewart (or any Relevant Person) may be required to disclose information and deliver documentation relating to the Company and/or the engagement to governmental or regulatory agencies and authorities and expressly authorises any such disclosure and delivery provided that Collins Stewart shall so far as is reasonably practicable liaise with the Company prior to disclosure of any information.

9.3	Nothing in this Agreement shall oblige the Company to provide Collins Stewart with a copy of any document or any information which the Company reasonably and in good faith considers is or may be covered by attorney/client privilege, work-product doctrine or in respect of which it is restricted from disclosing due to an obligation of confidentiality owed to a third party.

10.	TERMS OF REFERENCE

10.1	Any advice given by Collins Stewart or any Relevant Person to the Company including any valuations and other written reports or material produced by Collins Stewart or any Relevant Person is confidential to the Company and provided for its sole use and benefit and may not be used or relied upon by the Company for any purpose other than that for which it was provided or (save as required by law or by any regulatory or taxation authority) disclosed to any other person (other than the Company’s professional advisers who may place no reliance on such advice) without the prior written consent of Collins Stewart.

10.2	Save as required by the AIM Rules, neither any advice rendered by, nor communication from, Collins Stewart or any Relevant Person may be quoted or referred to, in any public report, document, release, announcement or other communication by the Company without the prior written consent of Collins Stewart.

10.3	Without prejudice to any duties or obligations imposed on Collins Stewart or any Relevant Person by the FSMA, the FSA Handbook or under the regulatory system (as defined by the Glossary to the FSA Handbook) (the “Regulations”), Collins Stewart shall act exclusively for the Company in relation to the subject matter of this Agreement and confirms it is not acting for any other person or treating any other person as its client in relation to the subject matter of this Agreement and Collins Stewart will therefore not be responsible to any person other than the Company for providing the protections afforded to clients of Collins Stewart or for providing advice in relation to or in connection with such subject matter.

10.4	The copyright in all correspondence or documentation written or prepared by Collins Stewart or by any Relevant Person in the course of the duties of this appointment shall remain with Collins Stewart.

10.5	Collins Stewart shall be entitled to assume that instructions have been properly authorised by the Company if they are given or purported to be given by any person who is or purports to be, and is reasonably believed by Collins Stewart to be, a Director or duly authorised agent of the Company. The Company shall be entitled to assume that advice, guidance and/or instructions received from or actions taken by Collins Stewart have been properly given and/or taken and authorised by Collins Stewart if given and/or taken or purported to be given and/or taken by any person who is or purports to be, and is reasonably believed by the Company to be, a Director or duly authorised agent of Collins Stewart.

10.6	In providing its services hereunder, Collins Stewart is proposing to classify the Company as an Intermediate Customer as defined in the FSA Handbook which fact the Company hereby confirms, and the Company acknowledges that, by virtue of such fact, the Company will not obtain the benefit of certain of the FSA Rules.

10.7	Without prejudice to Collins Stewart’s duties to provide advice and guidance to the Company on the AIM Rules pursuant to this Agreement, the Company acknowledges that Collins Stewart is not responsible for providing any legal advice to the Company in respect of any applicable laws and regulations and the Company undertakes to obtain appropriate legal advice in respect of these matters and to communicate to Collins Stewart any such advice as is relevant to the carrying out of Collins Stewart’s services hereunder.

10.8	The Company acknowledges that, when Collins Stewart gives the Company advice or provides other services in accordance with this Agreement, Collins Stewart or any Relevant Person or another client may have an interest, relationship or arrangement that may conflict with the Company’s interests and would otherwise conflict with the duties owed by Collins Stewart to the Company. Collins Stewart will be obliged to disregard any such interest when it is acting for the Company. Collins Stewart has established, as permitted under the rules of the FSA, “Chinese Wall” procedures designed to ensure that in providing services to any particular client, individuals are insulated from information known to individuals working in other divisions. Collins Stewart accordingly confirms that any confidential information obtained by it in its capacity as Nominated Adviser to the Company will, through the use of “Chinese Walls”, be kept strictly confidential from, and will not be disclosed to or used by any division within Collins Stewart, carrying out brokerage or trading activities (including acting as Broker for the Company) within Collins Stewart. The Company also accepts that, in acting for it, Collins Stewart will not be required to disclose to it, nor to make use for its benefit of, any information known to Collins Stewart which (i) belongs to or is confidential to another client of Collins Stewart or (ii) belongs to or is confidential to any Relevant Person or (iii) which belongs to or is confidential to Collins Stewart and relates to some part of its business other than the provision of corporate finance services.

10.9	The Company acknowledges that all services provided by Collins Stewart pursuant to this Agreement are subject to the applicable Regulations.

10.10	The Company acknowledges and accepts that Collins Stewart may be required by law or by regulatory agencies and authorities to disclose information and deliver documents relating to the Company in relation to Collins Stewart’s engagements hereunder. The Company expressly authorises any such disclosure or delivery provided that, to the extent allowed, Collins Stewart will provide the Company with prompt (and where practicable, prior) notice of any such obligation to disclose information.

11.	INDEMNITY

11.1	No claim shall be made against any Relevant Person by the Company or any Director, officer, employee, agent or adviser of the Company to recover any loss, damage, liability, cost, charge or expense which it or he may suffer or incur by reason of, arising directly or indirectly out of, or in connection with, the carrying out by or on behalf of Collins Stewart of their obligations under this Agreement save and to the extent that such loss, damage, liability, cost, charge or expense arises from (i) the fraud, negligence or wilful default of the Relevant Person or (ii) the material breach by an Relevant Person of its duties or obligations under FSMA or the regulatory system as defined in the rules of the FSA or the Nomad Rules (iii) the breach by an Relevant Person of the terms of this Agreement.

11.2	The Company undertakes to Collins Stewart to indemnify and hold harmless each of Collins Stewart and its Relevant Persons against all or any claims, actions, liabilities, demands, proceedings or judgements (a “Claim”) made, brought or established against any of Collins Stewart and its Relevant Persons in any jurisdiction:
11.2.1	which Collins Stewart (or any Relevant Person) may suffer or incur as a person who has issued or approved the contents of any financial promotion (as defined for the purpose of Section 21 of the FSMA) issued by or on behalf of the Company; or

11.2.2	which may be brought against or incurred by Collins Stewart (or any Relevant Person) in connection with or directly or indirectly arising out of:
(a)	the proper performance by Collins Stewart or any Relevant Person of its obligations hereunder or otherwise in connection with its appointment hereunder or its role as the Company’s Nominated Adviser for the purpose of the AIM Rules; or

(b)	the failure or alleged failure by the Company or any of the Directors of the Company to comply with the AIM Rules, FSMA or any other requirements of statute or statutory regulation; or

(c)	the entry by Collins Stewart into this Agreement and for any action taken by or on behalf of Collins Stewart in pursuance of its engagement hereunder save to the extent that any such losses, liabilities, claims, costs, charges or expenses arise because of the fraud, negligence or wilful default of Collins Stewart or any Relevant Person or breach by Collins Stewart of the terms of this Agreement or breach by Collins Stewart or the Relevant Person of the rules of the FSA or the NOMAD Rules or other applicable law, or are of such nature that liability may not be excluded pursuant to the rules of the FSA, the NOMAD Rules or other applicable law.

11.3	Subject to the saving provided at the end of Clause 11.2, the Company undertakes and covenants to indemnify Collins Stewart (for itself and as agent and trustee for each Relevant Person) against all losses, liabilities, claims, reasonable costs, charges and expenses which may be brought against or incurred by Collins Stewart (or any Relevant Person) in connection with or arising out of any breach or alleged breach of any of the undertakings set out in Clause 6 or of any other term of this Agreement on the part of the Company.

11.4	Collins Stewart shall, subject to any requirement imposed by an insurer of Collins Stewart of a Relevant Person, as soon as practicable after becoming aware of any Claim made, or threatened, against any Relevant Person in respect of which an indemnity may be sought pursuant to Clause 11.2, notify the Company thereof. Collins Stewart and any Relevant Person will, to the extent reasonable and practicable in the circumstances, and subject to any requirement imposed by an insurer of Collins Stewart or the Relevant Person, consult with the Company and regarding the conduct of the Claim and shall give to the Company such opportunities as they may reasonably request to make representations regarding the conduct of the Claim subject to Collins Stewart or the Relevant Person being indemnified in a manner satisfactory to it against all costs, charges and expenses incurred by it in complying with any such request. Collins Stewart and any Relevant Person shall provide such information and documentation relating to the Claim as the Company may reasonably require and shall keep the Company informed in relation to such Claim. Collins Stewart will not, and will procure that each other Relevant Person does not, without the prior written consent of the Company settle or compromise or consent to the entry of any judgment in respect of any Claim except where any failure to or delay in so compromising or consenting could, in Collins Stewart’s reasonable opinion, materially and adversely affect the reputation of Collins Stewart or such Relevant Person in which event Collins Stewart or that Relevant Person will consult with the Company before so compromising or consenting.

11.5	The Company will not, without the prior written consent of Collins Stewart (acting reasonably and in good faith), settle or compromise or consent to the entry of any judgment with respect to any Claim in respect of which a Claim may be brought by an Relevant Person under Clause 11.2 where Collins Stewart is an actual or potential party to such Claim unless such settlement, compromise or consent includes an unconditional release of Collins Stewart from all loss, damage, liability, cost, charge or expense arising out of or in connection with such Claim.
11.6	If any third party is engaged by the Company and a limitation on the extent to which claims may be made against such third party in respect of any liabilities is agreed by the Company, where any damage or loss is suffered by the Company or the Director for which Collins Stewart and any such third party would otherwise be jointly and severally liable to the Company or the Director the extent to which such damage or loss shall be recovered from Collins Stewart shall be limited so as to be in proportion to Collins Stewart’s responsibility for the circumstances that give rise to the damage or loss.
11.7	The indemnities contained in Clauses 11.2 and 11.3 shall extend to include all reasonable costs and expenses including reasonable legal fees and expenses on a full indemnity basis suffered or incurred by any Relevant Person in connection with enforcing its rights under such indemnity (together with any VAT thereon).

12.	ENTIRE AGREEMENT

12.1	This Agreement sets out the entire agreement of the parties hereto in relation to the appointment of Collins Stewart as the Company’s nominated adviser and broker.

12.2	All other previous letters or agreements between any of the parties hereto relating to the appointment of Collins Stewart as nominated adviser and broker to the Company shall have no further effect including, but not limited to the engagement letter dated 9 March 2007 between the Company and Collins Stewart.

13.	ASSIGNMENT

The Agreement, and the rights and obligations arising under it, shall not be assignable nor transferable without the prior written agreement of each of the other parties hereto.

14.	THIRD PARTY INVESTIGATION

Collins Stewart will make any such investigations into the status and standing of the Company, its Directors, shareholders and other senior employees as it considers necessary in relation to its appointment as nominated adviser including without limitation, instructing third party investigatory agencies to undertake such investigations on Collins Stewart’s behalf and the Company agrees to reimburse Collins Stewart for such investigations.

15.	VARIATION OF TERMS

No variation of any provision of this Agreement shall be effective unless made in writing and signed on behalf of Collins Stewart and by a director on behalf of the Company if such variation affects their respective obligations under this Agreement.

16.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.	NOTICES AND SERVICE OF PROCESS

17.1	Any notice or other communication required or authorised to be given by any party to another in connection with this Agreement shall be in writing.

17.2	Subject to Clause 17.2 below, any notice or other communication to be given hereunder shall either by sent by facsimile transmission, by first class post or by registered airmail to the relevant address(es) of the relevant party referred to in this Agreement or any other address notified for this purpose and shall be conclusively deemed to have been given, if sent by facsimile transmission, at the time of printout of a transmission report showing that the correct number of pages has been sent without error (unless such notice would otherwise be deemed to be given on a day which is not a business day or after 5.30pm on any business day, in which case it shall instead be deemed to have been given at 9.00am on the next following business day), if sent by first class post, on the second business day after the date of posting and if sent by registered airmail, on the fifth business day from the date of posting.

17.3	The Company irrevocably appoint Jordans Limited, 20-22 Bedford Row, London WC1R 4JS as its process agent to receive on their behalf service of any process in any proceedings in England. Such service shall be deemed completed on delivery to such agent (whether or not such process is forwarded to and received by the Company). If for any reason either such process agent ceases to be able or willing to act as process agent, the Company irrevocably agree to appoint a substitute process agent acceptable to Collins Stewart and to deliver to Collins Stewart a copy of the new process agent’s acceptance of that appointment within 30 days of such acceptance.

17.4	The parties irrevocably consent to any process in a legal action or proceedings in connection with this Agreement being served on them in accordance with the provisions of this Agreement relating to the service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

18.	THIRD PARTY RIGHTS

Subject as provided in Clause 11.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. For the avoidance of doubt, the parties hereto may agree to terminate this Agreement or vary any of its terms without the consent of any third party.

19.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English Law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English courts in connection with any matter arising therefrom.
AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written.

SCHEDULE 1
Compliance Checklist
Northwest Biotherapeutics, Inc. (the “Company”)
In order to facilitate Collins Stewart Europe Limited (“Collins Stewart”), the Company’s nominated adviser, remaining in regular contact with the Company and to keep up-to-date with developments at the Company, to enable Collins Stewart to fulfil its obligations under the AIM Rules for Nominated Advisers and also to help ensure compliance by the Company of its obligations under the AIM Rules for Companies.
The provisions relating to the Compliance Meetings required to be held by the directors of the Company are set out in the Nominated Adviser and Broker Agreement (the “Agreement”) entered into between the Company and Collins Stewart. If any Director is in any doubt as to any aspect of this Compliance Checklist, the AIM Rules for Companies or Nominated Advisers or the terms of the Agreement, he should in the first instance contact Collins Stewart.
The Company must hold a Compliance Meeting (as defined in the Agreement) of Directors (and Collins Stewart as applicable) at least once a month at which the Company answers each question and provides additional information as required. The completed Compliance Checklist must be signed on behalf of the Board of Directors by a Director and sent to Collins Stewart immediately following each Compliance Meeting, in the first instance by:
•	telephoning Tim Mickley on +44 (0) 207 523 8313 or Adam Cowen on +44 (0)207 523 8320 or

•	fax to +44 (0)207 523 8134, for the attention of Tim Mickley/Adam Cowen or

•	email to tmickley@collins-stewart.com and acowen@collins-stewart.com and in either case

•	sending the original hard copy to follow in the post to Collins Stewart Europe Limited, 88 Wood Street, London, EC2V 7QR and marked for the attention of Tim Mickley or Adam Cowen.
Where any Director (whether present at a Compliance Meeting or otherwise) disagrees with any response or information provided to Collins Stewart in any Compliance Checklist (or considers any response or information provided inadequate, incomplete or misleading), he or she must inform Collins Stewart immediately by:
•	telephoning Tim Mickley on +44 (0) 207 523 8313 or Adam Cowen on +44 (0)207 523 8320 or

•	fax to +44 (0)207 523 8134, for the attention of Tim Mickley/Adam Cowen or

•	email to tmickley@collins-stewart.com and acowen@collins-stewart.com.
The Company

Are there any significant developments in relation to the Company’s business including its contracts and customers? If yes, please provide a full update.	Yes ☐ No ☐

Update:

Are there any significant developments in the Company’s sector(s) and market(s)? If yes, please provide a full update.	Yes ☐ No ☐

Update:

Do you feel that it is an appropriate time for Collins Stewart to undertake a visit to the Company’s offices of operation and meet with the directors and key managers? Are there any new key managers Collins Stewart should meet? If yes, please provide full details.
Yes ☐ No ☐

Details:

Is there any unpublished price sensitive information in existence of which Collins Stewart is not aware? If yes, please provide full details.	Yes ☐ No ☐

Details:
Directors and board

Do you consider that the composition of the board of directors as a whole continues to reflect the Company’s needs, for example given its type, size and profile? If no, please provide reasons.	Yes ☐ No ☐

Reasons:

Do you consider that each of the directors continues to have the relevant experience in relation to their role and is suitable to be a director of a company with its shares admitted to trading on AIM? If no, please provide reasons.
Yes ☐ No ☐

Reasons:

Are any changes to the board of directors proposed? If yes, please provide details. (Please also provide details as to the suitability of such individual(s) as potential board directors).	Yes ☐ No ☐

Details:

Do you consider that the composition of the board of directors as a whole continues to reflect the Company’s needs, for example given its type, size and profile? If no, please provide reasons.	Yes ☐ No ☐

Reasons:

Do you consider the Company’s corporate governance measures continue to be appropriate? If no, please provide reasons.	Yes ☐ No ☐

Reasons:

AIM Rule compliance

Do you consider the Company’s procedures to facilitate compliance with the AIM Rules for Companies are sufficient? If no, please provide details.	Yes ☐ No ☐

Details:

Do the directors and the Company understand their continuing responsibilities and obligations under the AIM Rules for Companies. If no, please provide details.	Yes ☐ No ☐

Details:

Has the Company released any notifications to the London Stock Exchange without the prior consent of Collins Stewart? If yes, please provide details.	Yes ☐ No ☐

Details:

Signed

Director, duly authorised for an on behalf of the board of directors of Northwest Biotheraeputics, Inc.

Name

Date

SIGNED by

duly authorised for and on behalf of

COLLINS STEWART EUROPE LIMITED

SIGNED by

duly authorised for and on behalf of

NORTHWEST BIOTHERAPEUTICS, INC.